American Bank Note Company Grafica e Servicos Ltda. Rua Peter Lund, 146 Sao Cristovao 2930-390 Rio de Janeiro - R J Brasil

December 12, 2001

Mr. Sidney Levy
Avenida Vieira Souto 620/1020
Rio de Janeiro Brazil

Dear Sidney,

This letter will memorialize our agreement regarding your continued employment by ABN Brazil.

In consideration of your continued employment and the separate letter agreement entered into today by and among you, ABN Equities Inc., American Banknote Corporation ("ABN"), and American Bank Note Company Grafica e Servicios Ltda. (the "Company"), we agree as follows:

If, during the time that you remain an employee of the Company, any shares in the Company are sold by ABN, you will be entitled to receive a cash bonus equal to 1.2% of the cash consideration received by ABN. In the event that any such sale includes as a part of the same transaction, a sale of Transtex SA, the price paid for Transtex shall also be included in the calculation of this bonus. You shall be entitled to such payment from the Company only after ABN has actually received its cash consideration. If such a sale occurs after your employment with the Company terminates for any reason, this agreement shall be of no effect. Nowithstanding the foregoing, this bonus shall be paid only if the total cash consideration paid to ABN values the entire Company at a value equal to or greater than $95,000,000.

If this letter correctly reflects our mutual agreement, please sign a copy of this letter in the space provided below.

Very truly yours,

AMERICAN BANK NOTE COMPANY GRAFICA E SERVICIOS LTDA.

  /s/ Steven G. Singer
By: Steven G. Singer

AGREED:

  /s/ Sidney Levy
Sidney Levy